Exhibit (a)(5)(F)

Press Release Source: Sanofi (EURONEXT: SAN) (NASDAQ: SNY)

Sanofi to commence tender offer for acquisition of Principia Biopharma Inc.

Paris – August 28, 2020 - Sanofi announced today that it intends to commence a tender offer (the “Offer”) today to acquire all of the outstanding shares of common stock of Principia Biopharma Inc. (“Principia”) for $100 per share in cash, without interest thereon and net of any applicable withholding taxes.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 16, 2020 (as it may be amended from time to time, the “Merger Agreement”), by and among Principia, Sanofi and Kortex Acquisition Corp., a Delaware corporation and an indirect, wholly-owned subsidiary of Sanofi (“Purchaser”).

The Offer is scheduled to expire one minute past 11:59 p.m., Eastern Time, on Friday, September 25, 2020, unless the Offer is extended in accordance with the Merger Agreement and the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

The consummation of the Offer is subject to customary closing conditions, including the tender of at least a majority of the outstanding shares of Principia common stock, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and other customary conditions. Following the successful completion of the Offer, Purchaser will merge with and into Principia pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, with Principia continuing as the surviving corporation and becoming an indirect, wholly-owned subsidiary of Sanofi (the “Merger”). At the effective time of the Merger, the outstanding shares of common stock of Principia not tendered in the Offer will be converted into the right to receive the same $100 per share in cash that they would have received had they tendered their shares in the Offer.

Sanofi and Purchaser intend to commence the Offer by filing with the SEC a tender offer statement on Schedule TO. Principia intends to file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Offer. Principia stockholders are urged to carefully read the relevant tender offer materials (including the offer to purchase, the related letter of transmittal and the other tender offer documents when they become available), and the Solicitation/Recommendation Statement on Schedule 14D-9 once it is available, because they contain important information that Principia stockholders should consider before making any decision regarding tendering their shares. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, will be available to all holders of Principia stock at no expense to them. The tender offer materials will be available for free at the SEC’s web site at www.sec.gov. Additional copies may be obtained for free by contacting Sanofi at ir@sanofi.com or on Sanofi’s website at https://en.sanofi.com/investors.

Evercore is acting as financial advisor to Sanofi and Weil, Gotshal & Manges LLP is acting as its legal counsel. Centerview Partners LLC and BofA Securities, Inc. are acting as financial advisors to Principia and Cooley LLP is acting as its legal counsel.

About Principia

Principia is a late-stage biopharmaceutical company dedicated to bringing transformative therapies to patients with significant unmet medical needs in immune-mediated diseases. Through Principia’s proprietary Tailored Covalency® platform, its strategy is to build and advance a pipeline of best-in-class drug candidates with significant therapeutic benefits, limit unintended side effects, improve quality of life and over time modify the course of disease. This highly reproducible approach enables the company to pursue multiple programs efficiently, having discovered three drug candidates. Rilzabrutinib, a reversible covalent BTK inhibitor, is being evaluated in a global Phase 3 clinical trial in participants with pemphigus, a Phase 1/2 clinical trial in participants with immune thrombocytopenia (ITP), and the company plans to initiate a Phase 2 clinical trial in participants with IgG4-Related Diseases and a Phase 3 trial in ITP. PRN2246/SAR442168 is a covalent BTK inhibitor which crosses the blood-brain barrier and is licensed to Sanofi. Sanofi has announced that SAR442168 has entered Phase 3 clinical trials in multiple sclerosis. PRN473 Topical, a topical reversible covalent BTK inhibitor designed for immune-mediated diseases that could benefit from localized application to the skin, is being evaluated in Phase 1 trials. For more information, please visit www.principiabio.com.

About Sanofi

Sanofi is dedicated to supporting people through their health challenges. We are a global biopharmaceutical company focused on human health. We prevent illness with vaccines, provide innovative treatments to fight pain and ease suffering. We stand by the few who suffer from rare diseases and the millions with long-term chronic conditions.

With more than 100,000 people in 100 countries, Sanofi is transforming scientific innovation into healthcare solutions around the globe.

Sanofi, Empowering Life

Media Relations Contact Sally Bain Tel.: +1 781-264-1091 sally.bain@sanofi.com

Investor Relations Contacts Paris

Eva Schaefer-Jansen

Arnaud Delepine

Yvonne Naughton

Investor Relations Contacts North America

Felix Lauscher

Fara Berkowitz

Suzanne Greco

IR main line

Tel.: +33 (0)1 53 77 45 45

ir@sanofi.com

https://www.sanofi.com/en/investors/contact

Sanofi and Principia Forward-Looking Statements

This communication contains forward-looking statements. Forward-looking statements are statements that are not historical facts and may include projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future financial results, events, operations, services, product development and potential, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “will be” and similar expressions. Although Sanofi’s and Principia’s management each believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Sanofi and Principia, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include among other things, risks related to Sanofi’s and Principia’s ability to complete the acquisition on the proposed terms or on the proposed timeline, including the receipt of required regulatory approvals, the possibility that competing offers will be made, other risks associated with executing business combination transactions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the acquisition will not be realized, risks related to future opportunities and plans for the combined company, including uncertainty of the expected financial performance and results of the combined company following completion of the proposed acquisition, disruption from the proposed acquisition making it more difficult to conduct business as usual or to maintain relationships with customers, employees, manufacturers, suppliers or patient groups, and the possibility that, if the combined company does not achieve the perceived benefits of the proposed acquisition as rapidly or to the extent anticipated by financial analysts or investors, the market price of Sanofi’s shares could decline, as well as other risks related Sanofi’s and Principia’s respective businesses, including the ability to grow sales and revenues from existing products and to develop, commercialize or market new products, competition, including potential generic competition, the uncertainties inherent in research and development, including future clinical data and analysis, regulatory obligations and oversight by regulatory authorities, such as the FDA or the EMA, including decisions of such authorities regarding whether and when to approve any drug, device or biological application that may be filed for any product candidates as well as decisions regarding labelling and other matters that could affect the availability or commercial potential of any product candidates, the absence of a guarantee that any product candidates, if approved, will be commercially successful, the future approval and commercial success of therapeutic alternatives, Sanofi’s ability to benefit from external growth opportunities and to complete related transactions and/or obtain regulatory clearances, risks associated with Sanofi’s and Principia’s intellectual property and any related pending or future litigation and the ultimate outcome of such litigation, trends in exchange rates and prevailing interest rates, volatile economic and market conditions, cost containment initiatives and subsequent changes thereto, and the impact that COVID-19 will have on Sanofi and Principia and their respective customers, suppliers, vendors, and other business partners, and the financial condition of any one of them, as well as on Sanofi’s and Principia’s employees and on the global economy as a whole. Any material effect of COVID-19 on any of the foregoing could also adversely impact Sanofi and Principia. This situation is changing rapidly and additional impacts may arise of which Sanofi and Principia are not currently aware and may exacerbate other previously identified risks. While the list of factors presented here is representative, no list should be considered a statement of all potential risks, uncertainties or assumptions that could have a material adverse effect on companies’ consolidated financial condition or results of operations. The foregoing factors should be read in conjunction with the risks and cautionary statements discussed or identified in the public filings with the U.S. Securities and Exchange Commission (the “SEC”) and the AMF made by Sanofi, including those listed under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in Sanofi’s annual report on Form 20-F for the year ended December 31, 2019, and the current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K filed by Principia with the SEC. The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, Sanofi and Principia do not undertake any obligation to update or revise any forward-looking information or statements.

Additional Information for US shareholders

The tender offer for the outstanding shares of Principia common stock referenced in this press release has not yet commenced. This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities, nor is it a substitute for the tender offer materials that Sanofi and its acquisition subsidiary will file with the SEC, upon the commencement of the tender offer. At the time the tender offer is commenced, Sanofi and its acquisition subsidiary will file a tender offer statement on Schedule TO and thereafter Principia will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. PRINCIPIA STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF PRINCIPIA SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of Principia stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Sanofi or Principia. Copies of the documents filed with the SEC by Principia will be available free of charge on Principia’s internet website at https://ir.principiabio.com or by contacting Principia’s Investor Relations Department at ir@principiabio.com. Copies of the documents filed with the SEC by Sanofi will be available free of charge on Sanofi’s internet website at https://en.sanofi.com/investors or by contacting Sanofi’s Investor Relations Department at ir@sanofi.com.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Sanofi files annual and special reports and other information with the SEC and Principia files annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Sanofi and Principia at the SEC public reference room at 100 F. Street, N.E., Washington D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Sanofi’s and Principia’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.